Exhibit 3.1

Certificate of Limited Partnership
of
Williams Partners L.P.

     This Certificate of Limited Partnership of Williams Partners L.P. (the “Partnership”) is being executed and filed for the purpose of forming a limited partnership pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), by Williams Partners GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:

     1. The name of the limited partnership is Williams Partners L.P.

     2. The address of the registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

     3. The name and business address of the General Partner is as follows:

Name	Business Address
Williams Partners GP LLC	One Williams Center, Suite 4100
Tulsa, Oklahoma 74172-0172

     IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 23rd day of February, 2005.

GENERAL PARTNER: Williams Partners GP LLC
By:	/s/ Alan S. Armstrong
	Name:	Alan S. Armstrong
	Title:	Chief Operating Officer